                                                                       Exhibit 7



            Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Experts" in the Post-Effective Amendment No. 7 to the Registration Statement (Form S-6 No. 333-42507) pertaining to the Lincoln Life & Annuity Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) March 30, 2001, with respect to the statutory-basis financial statements of Lincoln Life & Annuity Company of New York, and (b) March 1, 2001, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M.


                                              /s/ Ernst & Young LLP

Fort Wayne, Indiana
April 16, 2001